As filed with the Securities and Exchange Commission on July 28, 2020

Registration No. 333-144286

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8, Registration Statement No. 333-144286

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Spanish Broadcasting System, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	13-3827791 (I.R.S. Employer Identification No.)

7007 NW 77th Avenue Miami, Florida (Address of Principal Executive Offices)	33166 (Zip Code)

2006 Omnibus Equity Compensation Plan

(Full titles of plans)

José I. Molina
7007 NW 77th Avenue

Miami, Florida

(305) 441-6901

(Name and address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Joshua Wechsler Fried, Frank, Harris, Shriver & Jacobson LLP One New York Plaza New York, New York 10004

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company.  See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☒	Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (the “Post-Effective Amendment”) is being filed by Spanish Broadcasting System, Inc. (the “Registrant”), to withdraw and remove from registration all shares of the Registrant’s Class A common stock, $0.0001 par value per share (the “Class A Common Stock”), which remain unissued and unsold under Registration Statement No. 333-144286 on Form S-8, registering the offer and sale of 3,500,000 shares of Class A Common Stock issuable pursuant to the Registrant’s 2006 Omnibus Equity Compensation Plan (the “Registration Statement”) filed by the Registrant with the Securities and Exchange Commission (the “SEC”).

The 2006 Omnibus Equity Compensation Plan expired on July 17, 2016 and no further share-based awards can be granted under this plan.

The Registrant intends to file a Form 15 to terminate registration under Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and its duty to file reports under Sections 13 and 15(d) of the Exchange Act.

As a result, the Registrant has terminated any and all offerings of its securities pursuant to the Registration Statement. Accordingly, the Registrant hereby terminates the effectiveness of the Registration Statement and, in accordance with an undertaking made by the Registrant in Part II of the Registration Statement to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but remain unsold at the termination of the offering, removes from registration any and all securities of the Registrant registered but unsold under the Registration Statement as of the termination of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused the Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Miami, Florida on July 28, 2020.

Spanish Broadcasting System, Inc.

July 28, 2020	By:	/s/ José I. Molina
		Name:	José I. Molina
		Title:	Chief Financial Officer

No other person is required to sign the Post-Effective Amendment in reliance upon Rule 478 under the Securities Act.